Exhibit 99.1

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Perpetua Resources Corp.
Reporting Year	From	1/1/2023	To:	12/31/2023	Date submitted	5/16/2024
Reporting Entity ESTMA Identification Number	E073954		Original Submission Amended Report
Other Subsidiaries Included (optional field)	Perpetua Resources Idaho, Inc / Idaho Gold Resources, LLC

Not Consolidated

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Jessica Largent				Date	5/16/2024
Position Title	Chief Financial Officer

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2023	To:	12/31/2023
Reporting Entity Name	Perpetua Resources Corp.						Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E073954
Subsidiary Reporting Entities (if necessary)
Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]		Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
United States of America	State of Idaho	Department of Lands				148,903					148,903	Reimbursement of expenditures for Water Testing.
United States of America	Government of the United States of America	United States Environmental Protection Agency				525,949					525,949	Reimbursement for Response Activities Conducted at the Stibnite Mine
United States of America	Government of the United States of America	Bureau of Land Management				275,880					275,880	Fees associated with land claims
United States of America	State of Idaho	Idaho Department of Environmental Quality				166,937					166,937	Cost recovery agreement

Additional Notes:

1 Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).

2 Optional field.

3 When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.

4 Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2023	To:	12/31/2023
Reporting Entity Name	Perpetua Resources Corp.					Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E073954
Subsidiary Reporting Entities (if necessary)
Payments by Project
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
United States of America	Stibnite Gold Project			1,117,669					1,117,669

Additional Notes[3]:

1 Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the “Payments by Project” table.

2 When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.

3 Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the “Additional Notes” row or the “Notes” column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.